File No. 333-202555

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHEMICAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	38-2022454 (IRS Employer Identification Number)

235 E. Main Street
Midland, Michigan 48640
(989) 839-5350
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

David B. Ramaker Chairman, Chief Executive Officer and President 235 East Main Street Midland, Michigan 48640 (989) 839-5350

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeffrey A. Ott
Charlie Goode
Warner Norcross & Judd LLP
111 Lyon Street, N.W., Suite 900
Grand Rapids, Michigan 49503-2487
(616) 752-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  □

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer □	Non-accelerated filer □	Smaller reporting company □
(do not check if smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)         □

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)        □

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock	132,891	N/A	$2,011,487.20	$233.73

(1)	This Post-Effective Amendment No. 1 to Form S-4 relates to up to 132,891 shares of the Registrant's common stock, par value $1 per share, issuable upon the exercise of certain outstanding stock options (the "Options") under the Lake Michigan Financial Corporation Stock Incentive Plan of 2012 and the Lake Michigan Financial Corporation Stock Incentive Plan of 2003 (collectively, the “Plans”), and assumed by the Registrant pursuant to the Merger described below under "Explanatory Note." The Registrant has previously registered 4,324,573 shares of its common stock pursuant to the Form S-4 Registration Statement (Registration No. 333-202555), which was declared effective March 25, 2015.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(f) under the Securities Act. The proposed maximum aggregate offering price was calculated by multiplying (i) 70,160, the estimated maximum number of shares of Lake Michigan Financial Corporation common stock subject to the Options by (ii) $28.67, the book value per share of Lake Michigan Financial Corporation common stock as of April 30, 2015. The Registrant previously paid a filing fee of $4,306.43 in connection with registering 4,324,573 shares of its common stock pursuant to the Form S-4 Registration Statement (Registration No. 333-202555), which was declared effective March 25, 2015.

EXPLANATORY NOTE

Effective May 31, 2015, the merger (the "Merger") of Lake Michigan Financial Corporation ("LMFC") with and into Chemical Financial Corporation ("Chemical") was completed pursuant to an Agreement and Plan of Merger, dated January 5, 2015 (the "Merger Agreement"). As a result, each former share of LMFC common stock was converted into the right to receive 1.326 shares of Chemical common stock and $16.64 in cash. In addition, each outstanding Option ceased to represent a stock option for LMFC common stock and was converted into a stock option for Chemical common stock (subject to adjustment as described in the Merger Agreement) and Chemical assumed the Plans. The Options continue to have, and are subject to, the same terms and conditions set forth in the Plans (or any other agreement to which an Option was subject immediately prior to the effective time of the Merger), except as otherwise provided in the Merger Agreement.

Pursuant to the Form S-4 Registration Statement (Registration No. 333-202555), which was declared effective March 25, 2015, Chemical previously registered 4,324,573 shares of its common stock, representing the aggregate maximum number of shares issuable pursuant to the Merger for outstanding shares of LMFC common stock.

Pursuant to this Post-Effective Amendment No. 1 to Form S-4 Registration Statement, Chemical is registering an additional 132,891 shares of its common stock issuable upon the exercise of Options under the Plans.

Chemical is filing this Post-Effective Amendment No. 1 to Form S-4 Registration Statement pursuant to Rule 462(b) of the Securities Act of 1933 and General Instruction K to Form S-4. The contents of Chemical's Registration Statement on Form S-4 (Registration No. 333-202555) are incorporated by reference herein. The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Michigan, on June 2, 2015.

CHEMICAL FINANCIAL CORPORATION (Registrant)

By:	/s/ David B. Ramaker
David B. Ramaker Chairman, Chief Executive Officer and President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

June 2, 2015	By	/s/ David B. Ramaker
David B. Ramaker Chairman, Chief Executive Officer and President (Principal Executive Officer)

June 2, 2015	By	/s/ Lori A. Gwizdala
Lori A. Gwizdala Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

June 2, 2015	By	*/s/ Franklin C. Wheatlake
Franklin C. Wheatlake Lead Director

June 2, 2015	By	*/s/ Gary E. Anderson
Gary E. Anderson Director

June 2, 2015	By	*/s/ James R. Fitterling
James R. Fitterling Director

June 2, 2015	By	/s/ Richard M. Lievense
Richard M. Lievense Director

June 2, 2015	By	*/s/ Terence F. Moore
Terence F. Moore Director

June 2, 2015	By	*/s/ John E. Pelizzari
John E. Pelizzari Director

June 2, 2015		By	*/s/ Larry D. Stauffer
Larry D. Stauffer Director

	*	By	/s/ Lori A. Gwizdala
Lori A. Gwizdala Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description
5.1	Opinion of Warner Norcross & Judd LLP regarding the validity of the securities being registered.

23.1	Consent of Warner Norcross & Judd LLP (included in Exhibit 5.1 and here incorporated by reference).

23.2	Consent of KPMG LLP.

24.1	Powers of Attorney. Previously filed as Exhibit 24 to the Registrant's Registration Statement on Form S-4, filed with the SEC on March 6, 2015. Here incorporated by reference.